Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Reports Second

Quarter and First Half 2012 Financial Results

Marlton, NJ – August 6, 2012 – Hill International (NYSE:HIL), the global leader in managing construction risk, announced today its financial results for the second quarter and first half ended June 30, 2012 (see attached tables).

Total revenue for the second quarter of 2012 was $119.4 million, a decrease of 5.9% from the second quarter of 2011. Consulting fee revenue for the second quarter of 2012 was a record $104.1 million, an increase of 1.1% from the second quarter of 2011.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2012 were $5.4 million, up 17.9% from the second quarter of 2011. Operating profit for the second quarter of 2012 was $3.2 million, an increase of 288.0% from the second quarter of 2011. Net loss in the second quarter of 2012 was ($0.3 million), or ($0.01) per diluted share, an improvement from a net loss of ($0.5 million), or ($0.01) per diluted share in the second quarter of 2011.

The company’s total backlog at June 30, 2012 increased during the quarter to a record $2.360 billion, up 3.0% from $2.292 billion at March 31, 2012. Twelve-month backlog at June 30, 2012 was $344 million, up 7.2% from $321 million at March 31, 2012.

“We are pleased that we nearly achieved our goal of breaking even in the second quarter after a very disappointing first quarter,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “On a $5 million increase in consulting fees from the first quarter to the second, we were able to achieve a $6 million improvement in our operating profit. The combination of higher revenue and lower overhead has us headed in the right direction, and we expect continued improvement in our financial performance during the remainder of the year,” Richter added.

First Half 2012 Results

Total revenue for the first half of 2012 was $235.2 million, a decrease of 5.9% from the first half of 2011. Consulting fee revenue for the first half of 2012 was a record $203.3 million, an increase of 3.1% from the first half of 2011.

EBITDA for the first half of 2012 was $5.7 million, a 167.5% increase from the first half of 2011. Operating income for the first half of 2012 was $0.5 million, a strong improvement from an operating loss of ($4.5 million) in the first half of 2011. Net loss for the first half of 2012 was ($7.1 million), or ($0.18) per diluted share, as compared to a net loss of ($6.1 million), or ($0.16) per diluted share, for the first half of 2011.

Business Segment Results

In addition to providing consolidated financial results, Hill also reports separate financial results for its two operating segments: the Project Management Group and the Construction Claims Group.

Project Management Group. Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreement consulting and management consulting services.

Total revenue at Hill’s Project Management Group during the second quarter of 2012 was $91.9 million, a decrease of 5.8% from the second quarter of 2011. Consulting fee revenue for the second quarter of 2012 at the Projects Group was a record $77.2 million, an increase of 4.0% from the second quarter of 2011. Operating profit for the Projects Group for the second quarter of 2012 was $7.1 million, an increase of 76.0% from the prior year’s quarter.

Total revenue at the Projects Group during the first half of 2012 was $180.9 million, down 7.5% from the first half of 2011. Consulting fee revenue for the Projects Group during the first half of 2012 was a record $150.3 million, an increase of 4.3% from the first half of 2011. Operating profit for the Projects Group for the first half of 2012 was $10.6 million, an increase of 56.9% from the first half of 2011.

Construction Claims Group. Hill’s Construction Claims Group provides claims preparation, analysis and review, litigation support, lender advisory, cost/damages assessment, delay/disruption analysis, contract review and assessment, risk assessment, adjudication and expert witness testimony services.

Total revenue at Hill’s Construction Claims Group during the second quarter of 2012 was $27.5 million, a decrease of 6.2% from the second quarter of 2011. Consulting fee revenue for the second quarter of 2012 at the Claims Group was $26.9 million, a decrease of 6.3% from the year earlier quarter. Operating profit for the Claims Group for the second quarter of 2012 was $2.5 million, a decrease of 31.2% from the prior year’s quarter.

Total revenue at the Claims Group during the first half of 2012 was $54.3 million, a decrease of 0.2% from the first half of 2011. Consulting fee revenue for the first half of 2012 was $53.0 million, a decrease of 0.4% from the first half of 2011. Operating profit for the Claims Group for the first half of 2012 rose to $3.7 million, an increase of 26.2% over the first half of 2011.

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on Tuesday, August 7, 2012, at 11:00 am Eastern Time to discuss the financial results for the period ended June 30, 2012. Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Conferences and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 3,200 employees in 110 offices worldwide, provides program management, project management, construction management, and construction claims and consulting services. Engineering News-Record magazine recently ranked Hill as the 8th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Certain statements contained in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information contained in this press release, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include: modifications and termination of client contracts; control and operational issues pertaining to business activities that we conduct on our own behalf or pursuant to joint ventures with other parties; difficulties we may incur in implementing our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in the reports we have filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

(HIL-F)

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

EARNINGS RELEASE TABLES

(In 000’s, Except Per Share Data)

(Unaudited)

Consolidated Statement of Operations

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Consulting fee revenue	$104,069	$102,951	$203,266	$197,223
Reimbursable expenses	15,359	23,984	31,975	52,722

Total revenue	119,428	126,935	235,241	249,945

Cost of services	59,801	59,446	118,263	114,787
Reimbursable expenses	15,359	23,984	31,975	52,722

Total direct expenses	75,160	83,430	150,238	167,509

Gross profit	44,268	43,505	85,003	82,436

Selling, general and administrative expenses	41,071	42,838	84,543	87,065
Equity in earnings of affiliates	—	(157)	—	(160)

Operating profit (loss)	3,197	824	460	(4,469)

Interest expense and related financing fees, net	3,150	1,464	7,991	2,458

Earnings (loss) before income tax benefit	47	(640)	(7,531)	(6,927)
Income tax benefit	(471)	(444)	(1,512)	(1,354)

Consolidated net earnings (loss)	518	(196)	(6,019)	(5,573)

Less: net earnings - noncontrolling interests	842	301	1,041	520

Net loss attributable to Hill International, Inc.	$(324)	$(497)	$(7,060)	$(6,093)

Basic loss per common share - Hill International, Inc.	$(0.01)	$(0.01)	$(0.18)	$(0.16)

Basic weighted average common shares outstanding	38,590	38,379	38,558	38,328

Diluted loss per common share - Hill International, Inc.	$(0.01)	$(0.01)	$(0.18)	$(0.16)

Diluted weighted average common shares outstanding	38,590	38,379	38,558	38,328

Selected Segment Data

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Project Management
Consulting fee revenue	$77,175	$74,239	$150,316	$144,087
Total revenue	$91,880	$97,567	$180,918	$195,491
Gross profit	$29,351	$27,830	$55,843	$54,069
Gross profit as a percent of consulting fee revenue	38.0%	37.5%	37.2%	37.5%
Selling, general and administrative expenses	$22,272	$23,966	$45,209	$47,450
SG&A expenses as a percentage of consulting fee revenue	28.9%	32.3%	30.1%	32.9%
Operating profit before equity in earnings of affiliates	$7,079	$3,865	$10,634	$6,619
Equity in earnings of affiliates	$—	$157	$—	$160

Operating profit	$7,079	$4,022	$10,634	$6,779
Operating profit as a percent of consulting fee revenue	9.2%	5.4%	7.1%	4.7%

Construction Claims
Consulting fee revenue	$26,894	$28,712	$52,950	$53,136
Total revenue	$27,548	$29,368	$54,323	$54,454
Gross profit	$14,917	$15,675	$29,160	$28,367
Gross profit as a percent of consulting fee revenue	55.5%	54.6%	55.1%	53.4%
Selling, general and administrative expenses	$12,393	12,006	$25,456	$25,433
SG&A expenses as a percentage of consulting fee revenue	46.1%	41.8%	48.1%	47.9%
Operating profit	$2,524	$3,669	$3,704	$2,934
Operating profit as a percent of consulting fee revenue	9.4%	12.8%	7.0%	5.5%

Selected Other Financial Data

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Consulting fee revenue	$104,069	$102,951	$203,266	$197,223
Total revenue	$119,428	$126,935	$235,241	$249,945
Gross profit	$44,268	$43,505	$85,003	$82,436
Gross profit as a percentage of consulting fee revenue	42.5%	42.3%	41.8%	41.8%
Selling, general and administrative expenses (excluding corporate expenses)	$34,665	$35,971	$70,665	$72,883

Selling, general and administrative expenses (excluding corporate expenses) as a percentage of consulting fee revenue	33.3%	34.9%	34.8%	37.0%
Corporate expenses	$6,406	$6,867	$13,878	$14,182
Corporate expenses as a percentage of consulting fee revenue	6.2%	6.7%	6.8%	7.2%
Operating profit (loss)	$3,197	$824	$460	$(4,469)
Operating profit (loss) as a percent of consulting fee revenue	3.1%	0.8%	0.2%	(2.3)%
Effective income tax rate	(1,002.1)%	69.4%	20.1%	19.5%

Selected Balance Sheet Data

	June 30, 2012	December 31, 2011

Cash and cash equivalents	$19,592	$17,924
Accounts receivable, net	$202,081	$197,906
Current assets	$241,366	$231,833
Total assets	$406,677	$407,512
Current liabilities	$201,466	$108,800
Total debt	$97,751	$94,759
Stockholders’ equity:
Hill International, Inc. share of equity	$147,535	$154,136
Noncontrolling interest	$16,905	$18,258

Total equity	$164,440	$172,394

EBITDA Reconciliation

(Unaudited)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2012 were $5.4 million compared to $4.6 million in the second quarter of 2011. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net loss	$(324)	$(497)	$(7,060)	$(6,093)
Interest expense, net	3,150	1,464	7,991	2,458
Income tax benefit	(471)	(444)	(1,512)	(1,354)
Depreciation and amortization	3,017	4,033	6,322	7,135

EBITDA	$5,372	$4,556	$5,741	$2,146